UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The Liberty Corporation

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March 25, 2005

Dear Shareholder:

We cordially invite you to attend the 2005 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 3, 2005, at 10:30 a.m. at the Westin Poinsett Hotel located at 120 South Main Street, Greenville, South Carolina 29601.

The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the meeting. We will also review the major Company developments in 2004.

Your participation in the affairs of Liberty is important, regardless of the number of shares you hold. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the meeting.

This year, shareholders of record may vote in any one of three ways: by calling the toll-free number listed on the enclosed proxy card; by using the Internet as instructed on the proxy card; or by signing, dating and returning the proxy card in the enclosed, postage-paid envelope.

We look forward to seeing you on May 3. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

Cordially,

HAYNE HIPP

Chairman & CEO

THE LIBERTY CORPORATION

135 South Main Street

Greenville, S. C. 29601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 25, 2005

To the Shareholders of The Liberty Corporation:

The Annual Meeting of Shareholders of The Liberty Corporation will be held at the Westin Poinsett Hotel located at 120 South Main Street, Greenville, South Carolina, on Tuesday, May 3, 2005 at 10:30 a.m., local time, for the following purposes:

1.	To elect three directors to serve for the terms indicated in the Proxy Statement.

2.	To ratify the selection of independent public accountants.

3.	To consider and act upon a shareholder proposal requesting that the Board of Directors of the Company redeem the rights issued pursuant to the Company’s Shareholder Rights Plan.

4.	To transact such other business as may properly come before the meeting.

Holders of Common Stock at the close of business on March 15, 2005 will be entitled to vote at the meeting or any adjournment thereof.

A copy of the 2004 Annual Report to Shareholders is enclosed.

By Order of the Board of Directors

Martha G. Williams

Vice President, General Counsel

& Secretary

Each shareholder is urged to vote the enclosed proxy promptly. In the event a shareholder decides to attend the meeting, he may, if he wishes, revoke his proxy and vote his shares in person.

Mailing Date: March 25, 2005

THE LIBERTY CORPORATION

135 South Main Street

Greenville, S. C. 29601

PROXY STATEMENT

The 2005 Annual Meeting of Shareholders of The Liberty Corporation (“Liberty” or the “Company”) will be held on May 3, 2005 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof.

Directors, officers or employees of Liberty may solicit proxies in person or by mail, telephone or other means of electronic transmission. The cost of soliciting proxies will be borne by Liberty. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. Liberty will pay Georgeson a fee not to exceed $8,500, plus reimbursement for its out-of-pocket expenses. Liberty will also reimburse brokers, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their voting instructions.

Each shareholder is entitled to one vote for each share of Common Stock of Liberty held at the close of business on March 15, 2005, the record date for the Annual Meeting. On that date there were 18,391,551 shares of Common Stock outstanding.

Shareholders of record may vote in any one of three ways: by calling the toll-free number listed on the proxy card; by using the Internet as instructed on the proxy card; or by marking, signing, dating and returning the proxy card in the enclosed postage-paid envelope. A proxy in the accompanying form that is properly executed, duly returned and not revoked, or proxies properly voted by telephone or the Internet, will be voted in accordance with instructions contained therein. If no instructions are given with respect to a matter to be acted upon, proxies will be voted in accordance with the recommendations of the Board of Directors on such matter. A proxy may be revoked at any time before it is voted by written notice to the Company’s Corporate Secretary, by delivery of a later dated proxy (including a proxy given by telephone or the Internet), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

In voting on the election of directors, shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting on the ratification of the selection of independent public accountants and on the shareholder proposal requesting the Board to redeem the rights issued to the Company’s Shareholder Rights Plan, shareholders may vote FOR, AGAINST or ABSTAIN with respect to the proposal. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR the election of all the nominees named under “Election of Directors,” FOR the selection of Ernst and Young LLP as the Company’s 2005 independent public accountants and AGAINST the shareholder proposal relating to the Shareholder Rights Plan. Some proxies may include broker non-votes. A broker non-vote occurs when a broker holding stock in street name does not have discretion to vote the shares on a particular matter without receiving specific instructions from the beneficial owner and no such instructions have been received.

The election of directors is decided by a plurality of the shares voting in person or by proxy at the Annual Meeting. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the election. The outcome of the vote on the selection of independent public accountants and the shareholder proposal relating to the Shareholder Rights Plan will be determined by a majority of the shares voting in person or by proxy at the Annual Meeting. Broker non-votes will not affect the outcome of the vote on these matters; however, abstentions will have the same effect as votes against these matters.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management’s proxy), whether or not the proxy specifies to “WITHHOLD AUTHORITY”, to “ABSTAIN” or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

ITEM 1. Election of Directors

Information Respecting the Board and Nominees

The Board, which held four meetings during 2004, has standing Audit, Compensation, and Corporate Governance/Nominating Committees. In 2004 each Director attended, either in person or by telephone conference, at least 75 percent of the meetings of the Board and of each committee on which he served. The memberships and principal responsibilities of these Committees are described below.

The Audit Committee, which met five times during 2004, currently includes J. Thurston Roach, Chairman, William O. McCoy and John H. Mullin, III. The Audit Committee is directly responsible for the engagement, retention, compensation and oversight of the independent public accountants and for reviewing with the independent public accountants the plan and results of the audit engagement, overseeing the engagement or discharge of internal audit accountants, maintaining regular communication with the providers of the internal audit function, reviewing the scope and results of the Company’s internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s system of internal accounting controls.

The Compensation Committee, which met two times during 2004, currently includes John R. Farmer, Chairman, Edward E. Crutchfield and Eugene E. Stone, IV. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives and grants benefits under such plans.

The Corporate Governance/Nominating Committee, which met one time since the last annual meeting, currently includes William B. Timmerman, Chairman, John R. Farmer and Eugene E. Stone, IV. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Committee will consider nominees recommended by shareholders for the 2006 meeting provided such nominations are made in writing in accordance with the procedures set forth in the Company’s Bylaws and are submitted no later than November 27, 2005 to the Corporate Secretary at the Company’s above-stated address for referral to the Committee. This Committee also advises the Board of Directors on the Company’s Corporate

Governance Policy and other matters relating to corporate governance and the rights and interests of the Company’s shareholders. A copy of Liberty’s Corporate Governance Policy and Statement of Business Ethics can be found on the Company’s website at www.libertycorp.com or is available free of charge upon written request addressed to the Corporate Secretary at the above-stated address.

The Board of Directors, which currently has nine members, is divided into three classes; and at each annual meeting, one class is elected. The Board of Directors has determined that eight of its nine members meet the New York Stock Exchange standard for independence. Hayne Hipp, Liberty’s Chairman and Chief Executive Officer, is the only Director who is an employee of the Company. Only independent directors serve on the Company’s Audit, Compensation and Corporate Governance/Nominating Committees. The independent directors select from among themselves a specific Presiding Independent Director at each separate meeting of the independent directors.

The Corporate Governance/Nominating Committee has recommended the election of Frank E. Melton, John H. Mullin, III and Eugene E. Stone, IV, as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 2008. All Directors will continue in office until their successors are duly elected and qualified. The terms of office of the other six Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors.

Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

NOMINEES FOR DIRECTOR

For Terms Expiring in May 2008:

FRANK E. MELTON is a private investor and has served as Chairman and Chief Executive Officer of TV-3, Inc. Foundation since 1997. From 2003 until January 2004 he was appointed to serve as Director of the Mississippi Bureau of Narcotics, Jackson, Mississippi. Prior to the purchase of Civic Communications Corporation by Liberty in 2000, Mr. Melton was Chairman and Chief Executive Officer of Civic, a television broadcasting company located in Jackson, Mississippi. He had held this position since 1984. Mr. Melton was first elected a Director of Liberty in 2001. He is 54 years old.

JOHN H. MULLIN, III is Chairman of Ridgeway Farm, LLC, a company engaged in agriculture and timber production, located in Brookneal, Virginia. He also serves as a Director of Progress Energy, Inc. and Sonoco Products Company and as a Trustee of The Putnam Funds. Mr. Mullin has served as a Director of Liberty since 1989. He is 63 years old.

EUGENE E. STONE, IV, is Chief Executive Officer of Stone International, LLC, a clothing manufacturer, located in Greenville, South Carolina. He has held this position since April, 1999. Mr. Stone first became a Director of Liberty in 1996. He is 66 years old.

Directors Continuing In Office

Terms Expiring in May 2006:

HAYNE HIPP has served as Chief Executive Officer of Liberty since 1979 and as Chairman since 1995. From 1981 until February 5, 2003, he also served as President. Mr. Hipp has served as a Director of Liberty since 1977 and also serves on the Board of SCANA Corporation. He is 65 years old.

J. THURSTON ROACH is a private investor. Previously, from October 2000 to November 2001, he served as a Director, President and Chief Executive Officer of HaloSource Corporation, a chemtech company based in Seattle, Washington. From January 1999 through March 2000, he served as Chief Financial Officer and Senior Vice President of Owens Corning. Owens Corning filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in October 2000. Mr. Roach was first elected a Director of Liberty in 1994 and also serves as a Director of Deltic Timber Corporation, Pope Resources and CellFor Inc. He is 63 years old.

WILLIAM B. TIMMERMAN is Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, an energy and telecommunications company located in Columbia, South Carolina. He has held these positions since March 1, 1997. Mr. Timmerman was first elected a Director of Liberty in 1997 and also serves as a Director of SCANA Corporation and PreHoldings, Inc. He is 58 years old.

Terms Expiring in May 2007:

EDWARD E. CRUTCHFIELD is retired Chairman of Wachovia Corporation (formerly First Union Corporation), a bank holding company, located in Charlotte, North Carolina, where he also served as Chief Executive Officer until March 10, 2000. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of VF Corporation. He is 63 years old.

JOHN R. FARMER is Senior Director of Goldman Sachs, London, England, an investment banking firm. He assumed this position in 1999 and formerly served as a Limited Partner of The Goldman Sachs Group, L.P., New York, New York. Mr. Farmer was first elected a Director of Liberty in 1995. He is 66 years old.

WILLIAM O. McCOY has been a partner with Franklin Street Partners, an investment management firm located in Chapel Hill, North Carolina, since December, 1997. From April, 1999, until August, 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of Progress Energy, Inc., Fidelity Investments, North Carolina Capital Management Trust, and Duke Realty Corporation. He is 71 years old.

Executive Compensation

The following information is given as to the chief executive officer and the other four most highly compensated officers (collectively the “Senior Executives”) who received salary and bonus for 2004 from Liberty of more than $100,000.

SUMMARY COMPENSATION TABLE

				Long Term Compensation Awards		All Other Compensation ($) (2)
		Annual Compensation		Restricted Stock ($) (1)	Shares Underlying Stock Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)
Hayne Hipp Chairman & CEO of Liberty	2004 2003 2002	$575,000 550,000 450,000	$391,000 314,346 469,977	$2,235,000 -0- -0-	-0- -0- -0-	$17,175 16,500 16,375

James M. Keelor President of Liberty	2004 2003 2002	516,667 500,000 499,989	316,710 289,198 433,825	1,788,000 128,640 340,000	-0- -0- -0-	18,450 18,000 17,700

Howard L. Schrott Chief Financial Officer of Liberty	2004 2003 2002	391,667 375,000 375,000	197,944 183,892 271,141	1,341,000 857,600 680,000	-0- -0- -0-	17,871 18,000 17,625

Martha G. Williams Vice President, General Counsel & Secretary of Liberty	2004 2003 2002	326,667 305,000 290,000	163,634 144,662 202,452	1,117,500 107,200 85,000	-0- -0- -0-	18,450 18,000 17,619

Jonathan W. Norwood Controller of Liberty	2004 2003 2002	145,492 134,131 130,000	49,072 51,315 58,566	402,300 -0- -0-	-0- -0- -0-	16,809 16,308 7,950

1.	The aggregate restricted shareholdings at December 31, 2004 for each individual named in the Summary Compensation Table were as follows: Hayne Hipp—90,000 shares valued at $3,956,400, James M. Keelor—48,400 shares valued at $2,127,664, Howard L. Schrott—58,000 shares valued at $2,549,680, Martha G. Williams—38,500 shares valued at $1,692,460, and Jonathan W. Norwood—9,000 shares valued at $395,640. The restrictions on these shares lapse 20% per year over the five years after the date of grant. Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company’s Common Stock.
2.	“All Other Compensation” details Company contributions under the Retirement and Savings Plan for each named individual during 2004 (the last completed fiscal year).

Stock Options

The information set forth in the following table includes the number of shares of Common Stock acquired on exercise of stock options by the Senior Executives named in the Summary Compensation Table during 2004 and the value realized by these exercises calculated by multiplying the closing price of the Company’s stock on the exercise date by the number of shares acquired, less the option price paid by the Senior Executives to the

Company in order to acquire these shares. Also shown is the number of unexercised options to purchase the Company’s Common Stock held by each of the Senior Executives at December 31, 2004, as well as the value of these unexercised options calculated by multiplying the closing price of the Company’s stock on December 31, 2004 by the number of underlying shares, less the option price that would be paid by the Senior Executives to the Company in order to acquire these shares.

AGGREGATED OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)		Number of Shares Underlying Unexercised Options At 12/31/04 (#)			Value of Shares Underlying Unexercised In-The-Money Options at 12/31/04 ($)
Name		Value Realized ($)	Exercisable/ (1) Unexercisable (2)			Exercisable/ (1) Unexercisable (2)
Hayne Hipp	-0-	-0-	(1 (2	) )	-0- -0-	(1 (2	) )	-0- -0-

James M. Keelor	-0-	-0-	(1 (2	) )	75,000 30,000	(1 (2	) )	$577,500 318,300

Howard L. Schrott	-0-	-0-	(1 (2	) )	37,200 24,800	(1 (2	) )	$394,692 263,128

Martha G. Williams	10,000	$192,900	(1 (2	) )	64,505 14,000	(1 (2	) )	$409,583 148,540

Jonathan W. Norwood	4,975	$71,313	(1 (2	) )	2,525 5,000	(1 (2	) )	$26,790 53,050

Closing price of Company stock on New York Stock Exchange on December 31, 2004 was $43.96.

Directors Compensation

In 2004 each Director who is not also an officer of Liberty or one of its subsidiaries received compensation of an award of 2,000 shares of Restricted Stock, which will vest twenty percent per year over the next five years. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

The Audit Committee Report, the Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

Board Audit Committee Report

The Audit Committee is currently composed of Messrs. J. Thurston Roach, Chairman, William O. McCoy and John H. Mullin, III. The Board of Directors has determined that committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board of Directors has also determined that J. Thurston Roach meets the Securities and Exchange Commission (“SEC”) criteria of an “audit committee financial expert.” Mr. Roach’s extensive background and experience includes serving as Chief Financial Officer for both Owens Corning and Simpson Investment Company, where he actively supervised and participated extensively in dealing with accounting, auditing, internal control and risk management issues. Mr. Roach also holds an MBA from Stanford University Graduate School of Business.

The Audit Committee provides overall guidance to the Company’s audit function and operates under a written Charter approved by the Board of Directors, a copy of which can be viewed on Liberty’s website on www.libertycorp.com. The Charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee Charter also gives this Committee broad authority to fulfill its obligations under SEC and New York Stock Exchange requirements.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated balance sheets for the years ended December 31, 2003 and 2004, and the related statements of consolidated income, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2004. The Committee also discussed certain matters with Ernst & Young LLP, the Company’s independent auditors for the year ended December 31, 2004, as required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees. Furthermore, the Committee received a formal written statement from its external auditors consistent with the disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP that firm’s independence from management and the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for year-end 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The table below discloses the aggregate fees billed for professional services rendered by Ernst & Young LLP for the years ended December 31, 2004 and December 31, 2003 for: (1) the audit of the Company’s annual financial statements for the year ended December 31, 2004 and December 31, 2003 and the reviews of the financial statements included in the Company’s Forms 10-Q for each year, (2) audit-related fees, (3) tax fees and (4) all other fees.

AGGREGATE AUDIT FEES BILLED FOR YEAR 2004 AND 2003

Service Provided	2004 Amount		2003 Amount
Audit Fees	$713,137	(a)	$334,186	(a)
Audit-Related Fees	93,623		76,077
Tax Fees	236,494	(b)	57,027
All Other Fees	0		0

Total	$1,043,254		$467,290

(a)	Includes approximately $376,000 related to the Sarbanes-Oxley Section 404 attestation engagement in 2004 and out-of-pocket expenses of approximately $8,200 in 2004 and $10,600 in 2003.
(b)	Includes approximately $191,000 in 2004 related to special, one-time state and other tax projects.

The Audit Committee has considered whether the provision of the services covered in the above table is compatible with maintaining the principal accountant’s independence and found no incompatibility. All audit and non-audit services performed by Ernst & Young in 2004 were pre-approved by the Audit Committee. None of the hours expended on Ernst & Young’s engagement to audit the Company’s financial statements for the year ended December 31, 2004 were attributed to work performed by persons other than Ernst & Young’s full-time permanent employees.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

J. Thurston Roach	William O. McCoy	John H. Mullin, III

Board Compensation Committee Report on Executive Compensation

The Compensation Committee is currently composed of Messrs. John R. Farmer, Chairman, Edward E. Crutchfield and Eugene E. Stone, IV, all of whom are non-employee directors pursuant to SEC Rule 16b-3 and meet the independence requirements of the New York Stock Exchange. The Committee operates under a written Charter, a current copy of which is available to security holders on the Company’s website at www.libertycorp.com. The Committee provides overall guidance to the compensation programs and stock ownership plans established for the Company’s executive officers. Set forth below is the Committee’s report addressing the Company’s compensation policies for 2004.

Policies. To maintain and grow the Company’s leadership position in terms of market share, revenue and profitability, the Compensation Committee establishes compensation policies which are intended to: (1) reward capable and productive employees and (2) reinforce the Company’s business strategies, in a manner consistent with internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies.

At present, the executive compensation program is composed of annual incentive cash bonus, long-term incentive awards of stock options and restricted stock, and salary and benefits generally available to executives in the media industry. The Company is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to certain of the Company’s executives unless the design and administration of the compensation programs comply with the requirements of Section 162(m) of the Internal Revenue Code. The Company generally has endeavored to satisfy the conditions required to preserve the deductibility of such executive compensation in the past and will continue to do so in the future. However, in specific situations after considering the costs of not satisfying Section 162(m) of the Code, the Company appropriately rewards individual performance regardless of tax deductibility.

Comparability. The Committee annually reviews the executive compensation program, including an analysis of competitive market data. This data compares the Company’s compensation practices to those of groups of comparator companies that have business operations in the media industry and that are similar in size in terms of revenues and assets. Salaries are generally targeted at the 50th percentile of the salaries of comparable positions at the comparator companies. The opportunity for executive officers to earn compensation in excess of the 50th percentile is provided by the annual performance-based bonus plan and the long-term stock ownership plans. The Performance Graph in this proxy statement displays, in addition to the Company and the S&P 500, a peer group of broadcasting companies. The peer group companies, comprised of LIN TV Corporation, Hearst-Argyle Television, Inc., Media General Inc., Gray Television, Inc., Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc., are included in the comparator groups used for compensation purposes.

Annual Performance Incentive. The Compensation Committee’s emphasis on tying pay to corporate, business unit and individual performance is reflected in the 2004 Management Bonus Plan (the “Bonus Plan”). The Bonus Plan provided for cash bonus awards to executive officers based on the 2004 actual versus target financial performance of the Company and various other individual or operating measures tailored to an individual executive’s area of responsibility. The financial performance measures were revenue, EBITDA and broadcast operating profit. As financial performance and shareholder value increase, bonus payouts increase proportionally. The target awards set for the executive officers reflected the Committee’s subjective judgment as to the extent to which the participant could contribute to the achievement of the Company’s financial goals. For 2004 the target bonuses (expressed as a percentage of annual salary) for the named executive officers were as follows: Chairman and Chief Executive Officer, 65%, President, 60%, Chief Financial Officer, 50%, Vice President and General Counsel, 50% and Controller, 30%. Target bonuses for other participants varied from 15-30% of annual salary. Minimum threshold of performance was required before a participant was entitled to a bonus. In 2004 this threshold was 90% of the financial targets. Under the Plan executives could earn higher than targeted bonuses for personal achievements contributing significantly to the Company’s long-term success. Actual bonuses awarded to executive officers of the Company were approximately equal to the target bonuses established under the Bonus Plan since the 2004 actual revenue, EBITDA and broadcast operating profit of the Company were approximately target revenue, EBITDA and broadcast operating profit of the Company.

Long-term Performance Incentive. The Company’s Performance Incentive Compensation Program (the “Program”) is designed to align a significant portion of the executive compensation program with shareholder interests. The Program permits the granting of several types of stock-based awards, all of which can be performance based at the Committee’s election:

•	Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at a price equal to the market value of the Common Stock on the date the option is awarded.

•	Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

•	Phantom Units. Book accounts for participants which can be vested in increments over time and paid by delivery of a number of shares of Common Stock equal to the number of phantom shares held in the book account and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to vesting.

Individual performance as well as formulas tied to an executive officer’s base salary was utilized in establishing the number of shares of restricted stock and stock options for each 2004 award. No significant emphasis was placed on the number of shares in previous awards.

Salaries. Executive officers were granted base salary increases effective May 1, 2004 after evaluating executives’ levels of performance, responsibility and internal equity issues, and after evaluating the range of salaries paid by the comparative group of companies.

Chief Executive Officer. The Committee evaluated the competitive total compensation market data for the comparator companies, the prior year performance of the Company against its bonus targets for revenue, EBITDA and broadcast operating profit, and noted that the Chief Executive Officer last received an award of restricted stock three years ago in 2001. Based on these factors, the Committee determined that a salary of $575,000, a bonus of $391,000 and an award of 50,000 shares of restricted stock vesting 20% per year over the next five years would be reasonable and appropriate for the Chief Executive Officer.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

John R. Farmer	Edward E. Crutchfield	Eugene E. Stone, IV

Board Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee is currently composed of Messrs. William B. Timmerman, Chairman, John R. Farmer and Eugene E. Stone, IV, all of whom are non-employee directors deemed to be independent, as defined under the rules of the New York Stock Exchange. The Committee operates under a written Charter, a current copy of which is available to security holders on the Company’s website at www.libertycorp.com. The Committee will consider director candidates recommended by security holders provided the procedures described in the section of this proxy statement entitled “Shareholders’ Proposals” are adhered to. Minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on the Company’s Board of Directors are as follows.

Each nominee should:

Be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

Be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

Be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and taking part in orientation and continuing education);

Have the desire to represent the balanced, best interests of the shareholders as a whole; and

Have the skill, expertise, background (whether in business or in other areas such as public service, academia or scientific communities), and other characteristics to enhance the effectiveness of the Board and Board committees.

The Committee seeks to identify potential director candidates who will strengthen the Board. It could receive potential nominees from directors and shareholders as described above and, when appropriate, could retain a search firm to identify director candidates. The Committee will evaluate potential nominees in accordance with the above stated minimum qualifications and will further evaluate a potential candidate’s skills, expertise, background and other characteristics.

Compensation Committee Interlocks and Insider Participation

During 2004 there were no interlocking relationships involving the Company’s executive officers and its directors.

Certain Transactions

William B. Timmerman, Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, is a Director of Liberty. During 2004 subsidiaries of Liberty sold advertising time to SCANA Corporation that totaled approximately $60,000 (including the value of non-utility, in-kind services provided by SCANA Corporation to Liberty’s subsidiaries). It is anticipated that similar transactions will occur in the future.

Management believes that the terms of the arrangements described in this “Certain Transactions” section are as favorable to Liberty as are similar transactions between unrelated parties.

Five-Year Shareholder Return Comparison

The Performance Graph below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and a selected peer group.

Notes:

The peer group consists of LIN TV Corporation; Hearst-Argyle Television, Inc.; Media General Inc.; Gray Television, Inc.; Sinclair Broadcast Group, Inc.; and Young Broadcasting, Inc.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of January 31, 2005, the shares of Liberty Common Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934) by each Director, nominee for Director and by all executive officers and Directors of Liberty as a group, and by the only entity known to Liberty to beneficially own more than 5% of the shares of such stock.

	Nature and Amount of Beneficial Ownership
Name (1)	Sole Voting and/or Investment Power		Shared Voting and/or Investment Power (2)		Total Shares Beneficially Owned	Percentage of Outstanding Common Stock
Edward E. Crutchfield	21,530	(3)	-0-		21,530.12%
John R. Farmer	24,530	(4)	-0-		24,530.13%
Hayne Hipp	496,644	(5)	1,684,958	(6)	2,181,602	11.81%
James M. Keelor	185,921	(7)	33,351	(8)	219,272	1.19%
William O. McCoy	21,930	(4)	-0-		21,930.12%
Frank E. Melton	21,500	(4)	-0-		21,500.12%
John H. Mullin, III	21,530	(9)	-0-		21,530.12%
Jonathan W. Norwood	15,025	(10)	-0-		15,025.08%
J. Thurston Roach	21,530	(4)	-0-		21,530.12%
Howard W. Schrott	118,622	(11)	-0-		118,622.64%
Eugene E. Stone, IV	11,530	(12)	-0-		11,530.06%
William B. Timmerman	19,530	(4)	-0-		19,530.11%
Martha G. Williams	245,052	(13)	-0-		245,052	1.33%
All Directors, Nominees for Director and Executive Officers as a Group (13 persons)	1,224,874	(14)	1,718,309		2,943,183	15.93%
Gabelli Funds, Inc.	3,685,350	(15)	-0-		3,685,350	19.95%

Notes:

1.	None of the Directors and executive officers is the beneficial owner of any equity securities of any of Liberty’s subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person. The number of shares includes shares that may be acquired currently or within 60 days after January 31, 2005 through the exercise of stock options.
2.	Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
3.	Includes 4,000 restricted shares as to which he has sole voting power but no investment power, options to purchase 12,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program and 5,530 shares held by a charitable foundation of which Mr. Crutchfield is a Trustee. Mr. Crutchfield disclaims beneficial ownership of the 5,530 shares held by the charitable foundation.
4.	Includes 4,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 12,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
5.	Hayne Hipp, PO Box 502, Greenville, SC 29602-0502. Includes 90,000 restricted shares as to which he has sole voting power but no investment power and 21,591 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.

6.	Includes 12,045 shares held of record by his wife and 301,220 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee.
7.	Includes 48,400 restricted shares as to which he has sole voting power but no investment power and options to purchase 90,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
8.	Includes 25,860 shares held of record by his wife.
9.	Includes 4,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 6,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
10.	Includes 9,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 5,025 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
11.	Includes 58,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 49,600 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
12.	Includes 4,000 restricted shares as to which he has sole voting power but no investment power and options to purchase 3,000 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
13.	Includes 38,500 restricted shares as to which she has sole voting power but no investment power and options to purchase 71,505 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
14.	Includes 275,900 restricted shares as to which they have sole voting but no investment power and options to purchase 297,130 shares currently exercisable under Liberty’s Performance Incentive Compensation Program.
15.	Gabelli Funds, Inc., One Corporate Center, Rye, NY 10580-1434. Amendment No. 36 to Schedule 13D filed with the SEC on November 29, 2004, reflects that Gabelli Funds, Inc. is the ultimate parent of a variety of companies engaged in the securities business and is the beneficial owner of the above shares, including 3,625,750 shares for which sole voting power is held and 3,685,350 shares for which sole investment power is held.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Act of 1934 requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the applicable Section 16(a) filing requirements were complied with during 2004.

ITEM 2. Ratification of Appointment of Independent Public Accountants

Subject to shareholder ratification, the Audit Committee of the Board of Directors has appointed the firm of Ernst and Young LLP as independent public accountants for the year 2005. The Audit Committee is composed of Directors who are not officers or otherwise employees of Liberty and who are deemed to be independent, as defined under the rules of the New York Stock Exchange.

If the shareholders do not ratify the selection of Ernst and Young LLP, the selection of independent certified public accountants will be reconsidered and made by the Audit Committee. It is understood that even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Committee feels that such a change would be in the best interests of the Company and its shareholders.

The appointment of the firm of Ernst & Young LLP as independent public accountants for Liberty was ratified by the shareholders at Liberty’s last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

Ratification of the appointment of independent public accountants requires that the votes cast favoring the action exceed the votes cast opposing the action. The Board of Directors and management recommend that the shareholders vote “FOR” such ratification.

ITEM 3. Shareholder Proposal Regarding Redemption of Rights Under Company’s Shareholder Rights Plan.

GAMCO Investors, Inc, One Corporate Center, Rye, New York 10580, which is the owner of 2,334,450 shares of Common Stock, as shown in an amendment to Schedule 13D filed by Gabelli Funds, Inc. with the Securities and Exchange Commission as of November 29, 2004, has submitted the following proposal and supporting statement for inclusion in this Proxy Statement and has stated its intention to present the proposal at the Annual Meeting:

RESOLVED: That the shareholders of The Liberty Corporation (the “Company”) hereby request that the Board of Directors redeem the Rights to purchase Series A Participating Cumulative Preferred Stock issued pursuant to the August 1990 Shareholder Rights Plan unless a majority of the outstanding shares approve the issuance by affirmative vote cast at a special meeting of the shareholders held as soon as practical following adoption of this proposal.

Shareholder Supporting Statement

On August 30, 1990, the Company distributed a dividend of one Right to purchase Series A Cumulative Preferred Stock pursuant to a Shareholder Rights Plan. Generally, the shareholders may exercise the Rights only when a person or group acquires, or through exchange or tender offer attempts to acquire, a beneficial interest in 20% or more of the common stock of the Company. Shareholders—other than the person or group attempting to acquire 20%—may then exercise the Rights and receive stock at a fraction of its market value. The Company may redeem the Rights for $.01 per Right. These Rights represent a corporate anti-takeover device, commonly known as a “poison pill.”

Issuing the Rights allows the Company to increase vastly the cost to a potential bidder of effecting any merger or tender offer unless the Board of Directors favors the bid. Potential bidders cannot take their offer directly to the shareholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with the interests of shareholders. In effect, the Board has arrogated to itself the sole right to determine what price a potential buyer must pay to acquire the entire Company. We believe the Board should allow its shareholders to decide for themselves what represents a fair price for their holdings. A majority of those voting on this issue last year agreed.

By redeeming the Rights or putting this significant matter to a vote of shareholders, the Board will serve two important goals. First, it will encourage shareholder democracy by soliciting the views of its shareholder constituency about the advisability of anti-takeover devices. Second, it will allow shareholders to decide for themselves whether a Rights Plan improves or undermines shareholder value. Finally, the power of shareholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the shareholders’ interests. Should this proposal prevail, the Board, in an effort to improve shareholder value, should itself redeem the Rights or put the decision whether to continue to use a poison pill to a shareholder vote at a special meeting to be held as soon as practical.

GAMCO INVESTORS, INC. URGES SHAREHOLDERS TO VOTE FOR THIS RESOLUTION.

Response of Your Board of Directors in Opposition to the Shareholder Proposal

Your Board of Directors unanimously recommends a vote “AGAINST” the Shareholder Proposal presented in Item 3. The Board of Directors first adopted the Company’s Shareholder Rights Plan (the “Plan”) in 1990, and later renewed it in 2000, to enhance the ability of the Board to preserve and protect shareholder value in the event of certain unsolicited takeover attempts. Withdrawal by your Board of the Company’s Plan would remove significant protection currently provided to shareholders.

Your Board’s fiduciary duty to shareholders is to evaluate any legitimate acquisition offer presented to the Board and to determine whether any offer would deliver full value to shareholders. The Shareholder Rights Plan provides the means for your Board to fulfill this duty. The Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of Liberty and its shareholders.

Similar rights plans have been adopted by a majority of the Standard & Poor’s 500 companies. According to the Investor Responsibility Research Center, over 2,000 U.S. companies have active rights plans, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for shareholders. A study released in 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an additional $13 billion in takeover premiums than companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one.

The Plan protects the Company’s shareholders against unsolicited attempts to gain control of the Company that would not provide full value to shareholders. Examples of acquisition tactics that are not in the best interest of, and in fact are unfair to, shareholders are partial or two-tiered bids that fail to treat all shareholders equally and “creeping” acquisitions that result in gaining a control position of a publicly-listed company through open-market stock purchases.

In summary, the Company’s Shareholder Rights Plan puts in place the following major benefits to shareholders:

•	The Plan enables your Board, as your elected representatives, to maximize the value for, and protect the interests of, the Company’s shareholders in the event of an acquisition offer.

•	The Plan encourages a bidder for the Company to negotiate with your Board. This strengthens your Board’s bargaining position with the bidder.

•	The Plan gives your Board a greater period of time to evaluate an acquisition offer.

•	The Plan permits your Board to reject an offer that does not reflect the full value of the Company or is not fair to all shareholders.

•	The Plan permits your Board to seek alternative proposals that would better reflect the full value of the Company and treat all shareholders fairly.

Liberty’s Board of Directors takes its obligations to the shareholders seriously and believes it can best safeguard shareholder value and the Company’s assets by retaining the flexibility granted by the Plan. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. Therefore, any decision to redeem the rights should be made in the context of a specific acquisition proposal. In the absence of any indication of an adverse impact on shareholders, your Board of Directors strongly believes the Shareholder Rights Plan should remain in effect because it benefits all shareholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholders’ Proposals

To be considered for inclusion in the proxy materials for the Company’s 2006 Annual Meeting, a shareholder proposal must be received by the Corporate Secretary at the Company’s above-stated address on or before November 27, 2005. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the Bylaws of the Company.

To have a nomination or item of business brought before the Company’s 2006 Annual Meeting, but not included in the Company’s proxy material for that meeting, a shareholder must deliver the required notice of such nomination or item, together with any information specified by the Company’s Bylaws, to the Corporate Secretary at the Company’s above-stated address between October 28, 2005 and November 27, 2005.

The Company’s Bylaws set forth certain procedures that a shareholder must follow and specific information which must be provided to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the Company’s proxy material. A copy of the Company’s Bylaws, containing such procedural requirements and information, may be obtained without charge by any shareholder by written request addressed to the Corporate Secretary at the principal executive offices of the Company. A copy of Liberty’s By-Laws can also be viewed at the Company’s website on www.libertycorp.com.

Communications with the Board

The Board of Directors provides a process for shareholders to send communications to the Board of Directors and specified individual directors. This information, along with the Company’s policy with regard to Board members’ attendance at annual meetings and the number of Board members who attended the 2004 annual meeting, is available to shareholders on the Company’s website at www.libertycorp.com.

Multiple Shareholders Sharing the Same Address

Securities and Exchange Commission rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements sent to two or more shareholders residing at the same address by delivering a single annual report and proxy statement to that address. This practice, known as “householding,” is designed to reduce printing and postage costs for companies.

A number of brokers with accountholders who are Liberty shareholders utilize householding for delivery of proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions are received from one or more of the shareholders. Once shareholders receive a notice from their broker that householding will be used for delivery of communications to their address, householding will continue until further notification or until their consent is revoked. If any shareholders residing at such an address wish to receive a separate annual report and proxy statement in the future, they should notify their broker or telephone Liberty’s Corporate Secretary, Martha G. Williams, at (864) 241-5400 or write to her at 135 South Main Street, Greenville, South Carolina 29601.

Shareholders who currently receive multiple copies of Liberty’s annual report and proxy statement at their address may request householding by contacting their broker; or, if the shareholder is a shareholder of record, a written request should be sent to Liberty’s transfer agent, American Stock Transfer & Trust Company, at 6201 15th Avenue, Floor 3L, Brooklyn, New York 11219, Attention: Isaac J. Kagan.

Other Matters

The Board of Directors and management of Liberty know of no business to be presented at the meeting other than the three items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

Martha G. Williams

Vice President, General Counsel

& Secretary

Greenville, South Carolina

March 25, 2005

THE LIBERTY CORPORATION

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints Sophia G. Vergas and Mark D. Wesson, or either of them, as proxies, with full power of substitution, to represent the undersigned at the 2005 Annual Meeting of Shareholders of The Liberty Corporation (“Liberty”) to be held at 10:30 a.m. on May 3, 2005, at the Westin Poinsett Hotel located at 120 South Main Street, Greenville, South Carolina, and at any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AS DIRECTORS, “FOR” ITEM 2, “AGAINST” ITEM 3 AND IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

COMMENTS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.

			FOR	AGAINST	ABSTAIN
1. Election of Directors:		2. Proposal to approve the appointment of Ernst & Young LLP as independent public accountants for Liberty.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	☐ Frank E. Melton
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ John H. Mullin, III	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.
	☐ Eugene E. Stone, IV		FOR	AGAINST	ABSTAIN
☐ FOR ALL EXCEPT (See instruction below)		3. Shareholder Proposal described in the Proxy Statement.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	▪	4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.

To change the address on your account, please check the box at right and indicate your address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

SIGNATURE OF SHAREHOLDER	Date	SIGNATURE OF SHAREHOLDER	Date

NOTE:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney,

             trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.